Exhibit 99.1

QUAINT OAK BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

Southampton, Pa., Oct. 27, 2011 – Quaint Oak Bancorp, Inc. (the “Company”) (OTCBB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended September 30, 2011 was $111,000, or $0.13 per basic and diluted share, compared to $173,000, or $0.17 per basic and diluted share for the same period in 2010. Net income for the nine months ended September 30, 2011 was $385,000, or $0.44 per basic and diluted share compared to $465,000, or $0.44 per basic and diluted share for the same period in 2010.

Robert T. Strong, President and Chief Executive Officer stated, “During the quarter ended September 30, 2011, our investment in lending infrastructure showed positive benefits as we experienced an increase in loan originations during the quarter compared to the three months ended June 30, 2011.  Also, our loan pipeline grew during the quarter.  Additionally, we are beginning to see the benefits of our strategy of refurbishing, leasing and selling our real estate owned assets which decreased from $1.2 million at December 31, 2010 to $560,000 at September 30, 2011.  We continue to adapt our operating strategy as economic conditions change to improve our financial performance.”

Mr. Strong continued, “I am pleased to report that stockholders’ equity increased $342,000 during the nine month period ended September 30, 2011.  As always, our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value.”

Net income amounted to $111,000 for the three months ended September 30, 2011, a decrease of $62,000, or 35.8%, compared to net income of $173,000 for three months ended September 30, 2010.  The decrease in net income on a comparative quarterly basis was primarily the result of decreases in non-interest income of $48,000 and net interest income of $24,000, and an increase in non-interest expense of $25,000, offset by a decrease in the provision for income taxes of $35,000.

The $24,000, or 2.6% decrease in net interest income for the three months ended September 30, 2011 over the comparable period in 2010 was driven by a $32,000, or 2.3% decrease in interest income, offset by an $8,000, or 1.6% decrease in interest expense. The decrease in interest income was due primarily to a 48 basis point decrease in the overall yield on interest-earning assets from 5.88% for the three months ended September 30, 2010 to 5.40% for the same period in 2011. The decrease in interest expense was primarily attributable to a 23 basis point decrease in the overall cost of interest-bearing liabilities from 2.35% for the three months ended September 30, 2010 to 2.12% for the same period in 2011. The average interest rate spread decreased from 3.53% for the three months ended September 30, 2010, to 3.28% for the same period in 2011, while the net interest margin decreased from 3.84% for the three months ended September 30, 2010, to 3.51% for same period in 2011.

The $48,000, or 53.9% decrease in non-interest income for the three months ended September 30, 2011 over the comparable period in 2010 was primarily attributable to an aggregate loss of $53,000 realized on the sale of three other real estate owned properties.

The $25,000, or 3.6% increase in non-interest expense for the three months ended September 30, 2011 compared to the same period in 2010 was primarily due to an $88,000 increase in salaries and employee benefits expense, an $11,000 increase in occupancy and equipment expense, a $6,000 increase in directors’ fees and expenses, and a $6,000 increase in other expenses.  Offsetting these increases was a $56,000 decrease in FDIC deposit insurance expense, a $19,000 decrease in other real estate owned expense, an $8,000 decrease in professional fees, and a $3,000 decrease in advertising.  The increase in salaries and employee benefits expense for the 2011 period compared to 2010 was primarily attributable to increased staff as the Company expanded its mortgage banking and lending operations and implemented employee health care benefits.  The decrease in FDIC deposit insurance expense was attributable to a combination of the change in the method the FDIC uses to calculate the assessment and a modification of the accrual estimate.

The $35,000, or 31.3% decrease in the provision for income taxes for the three months ended September 30, 2011 over the three month period ended September 30, 2010 was due primarily to the decrease in pre-tax income as our effective tax rate remained relatively consistent at 41.0% for the 2011 period compared to 39.3% for the comparable period in 2010.

For the nine months ended September 30, 2011, net income amounted to $385,000 compared to $465,000 for the nine months ended September 30, 2010.  The $80,000, or 17.2% decrease was primarily the result of a $207,000 increase in non-interest expense and $14,000 decrease in non-interest income, offset by a $102,000 increase in net interest income and a $38,000 decrease in the provision for income taxes.

The $102,000, or 3.9% increase in net interest income for the nine months ended September 30, 2011 over the comparable period in 2010 was driven by a $70,000, or 1.7% increase in interest income and a $32,000, or 2.2% decrease in interest expense. The increase in interest income was primarily attributable to an 11 basis point increase in the average yield on net loans receivable from 6.64% for the nine months ended September 30, 2010 to 6.75% for the same period in 2011. As was the case for the quarter, the decrease in interest expense was primarily the result of a 29 basis point decline in the overall cost of average interest-bearing liabilities from 2.43% for the nine months ended September 30, 2010 to 2.14% for the same period in 2011.  The average interest rate spread decreased slightly from 3.36% for the nine months ended September 30, 2010, to 3.34% for the same period in 2011, while the net interest margin decreased from 3.70% for the nine months ended September 30, 2010, to 3.57% for same period in 2011.

As was the case for the quarter, the $14,000, or 5.9% decrease in non-interest income for the nine months ended September 30, 2011 over the comparable period in 2010 was primarily attributable to an aggregate loss of $53,000 realized on the sale of three other real estate owned properties.  This loss was offset by a $39,000 increase in fee income generated by Quaint Oak Bank’s mortgage banking, title abstract and real estate sales subsidiaries.

The $207,000, or 10.5% increase in non-interest expense for the nine months ended September 30, 2011 compared to the same period in 2010 was primarily attributable to a $252,000 increase in salaries and employee benefits expense, a $28,000 increase in occupancy and equipment expense, a $15,000 increase in directors’ fees and expenses, a $6,000 increase in expenses related to other real estate owned, and a $6,000 increase in other expenses.  Offsetting these increases was a $55,000 decrease in FDIC deposit insurance expense, a $36,000 decrease in professional fees, and a $9,000 decrease in advertising.  As was the case for the quarter, the increase in salaries and employee benefits expense was primarily attributable to increased staff as the Company expanded its mortgage banking and lending operations and implemented employee health care benefits, while the decrease in FDIC deposit insurance expense was attributable to a combination of the change in the method the FDIC uses to calculate the assessment and a modification of the accrual estimate.

The $38,000, or 12.5% decrease in the provision for income taxes for the nine months ended September 30, 2011 over the nine month period ended September 30, 2010 was due primarily to the decrease in pre-tax income as our effective tax rate remained relatively consistent at 40.8% for the 2011 period compared to 39.5% for the comparable period in 2010.

The Company’s total assets at September 30, 2011 were $109.0 million, an increase of $6.9 million, or 6.8%, from $102.1 million at December 31, 2010. This growth in total assets was primarily due to increases in investment securities available for sale of $3.5 million, investment in interest-earning time deposits of $2.1 million, cash and cash equivalents of $1.8 million, and loans held for sale of $1.1 million.  Offsetting these increases was principal payments from mortgage-backed securities held to maturity of $1.1 million and a decrease in other real estate owned of $631,000.  Asset growth for the nine months ended September 30, 2011 was funded by an $8.7 million increase in deposits.

Total interest-bearing deposits increased $8.7 million, or 11.0%, to $88.4 million at September 30, 2011 from $79.7 million at December 31, 2010. This growth in deposits was attributable to increases in certificates of deposit of $8.0 million, eSavings accounts of $734,000, and statement savings accounts of $251,000.  These increases were offset by a decrease in passbook savings accounts of $235,000. The increase in certificates of deposit was primarily due to the competitive interest rates offered by the Bank and investors continuing to seek the safety of insured bank deposits. In addition to funding asset growth, the increase in deposits was used to payoff $1.8 million in Federal Home Loan Bank term borrowings.

Total stockholders’ equity increased $342,000 to $15.5 million at September 30, 2011 from $15.2 million at December 31, 2010. Contributing to the increase was net income for the nine months ended September 30, 2011 of $385,000, amortization of stock awards and options under our stock compensation plans of $89,000, and common stock earned by participants in the employee stock ownership plan of $53,000. These increases were offset by dividends paid of $100,000, an increase in accumulated other comprehensive loss of $38,000, and the purchase of 5,310 shares of the Company’s stock as part of the Company’s stock repurchase program for an aggregate purchase price of $47,000.

Non-performing loans amounted to $3.0 million, or 4.00% of net loans receivable at September 30, 2011, consisting of thirty-three loans, nineteen of which are on non-accrual status and fourteen of which are 90 days or more past due and accruing interest. At December 31, 2010, non-performing loans amounted to $1.5 million, or 2.02% of net loans receivable, consisting of thirteen loans, seven of which were on non-accrual status and six of which were 90 days or more past due and accruing interest.  The non-performing loans at September 30, 2011 include thirteen one-to-four family non-owner occupied residential loans, nine home equity loans, six one-to-four family owner occupied residential loans, four commercial real estate loans, and one multi-family residential loan, and all are generally well-collateralized or adequately reserved for. Management does not anticipate any significant losses on these loans. During the quarter ended September 30, 2011, six loans were placed on non-accrual status resulting in the reversal of $21,000 of previously accrued interest income. Also during the quarter, one loan previously on non-accrual status was transferred to other real estate owned. Included in non-performing loans are nine loans identified as troubled debt restructurings which totaled $940,000 at September 30, 2011.  The allowance for loan losses as a percent of total loans receivable was 1.00% at September 30, 2011 and 1.15% at December 31, 2010.

Other real estate owned (OREO) amounted to $560,000 at September 30, 2011, consisting of four properties, none of which had a carrying value greater than $375,000. This compares to five properties totaling $1.2 million at December 31, 2010.  Non-performing assets amounted to $3.6 million, or 3.26% of total assets at September 30, 2011 compared to $2.7 million, or 2.64% of total assets at December 31, 2010.  During the quarter ended September 30, 2011, one one-to-four family non-owner occupied residential loan with an outstanding loan balance of $90,000 previously classified as non-accrual, was transferred into OREO at a fair value of approximately $55,000.  In conjunction with this transfer, $35,000 of the outstanding loan balance was charged-off through the allowance for loan losses.  Also during the quarter, the Company sold three OREO properties and realized an aggregate loss of $53,000 on the transactions.  The Company financed the purchase of all three properties.  In addition, the Company anticipates a loan closing on one additional OREO property currently under agreement of sale sometime in the fourth quarter of 2011.  No loss is anticipated on this transaction.  For the nine months ended September 30, 2011, the Company transferred four properties into OREO totaling $640,000 and sold five properties totaling $1.3 million.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two banking offices located in Bucks County and Lehigh County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At September 30, 2011	At December 31, 2010
Assets	(Unaudited)	(Unaudited)
Cash and cash equivalents	$10,494	$8,650
Investment in interest-earning time deposits	8,079	6,001
Investment securities available for sale at fair value (cost-2011 $6,834; 2010 $3,290)	6,757	3,271
Mortgage-backed securities held to maturity (fair value-2011 $4,682; 2010 $5,810)	4,287	5,406
Loans held for sale	1,055	-
Loans receivable, net of allowance for loan losses (2011: $754; 2010: $871)	74,802	74,710
Accrued interest receivable	523	423
Investment in Federal Home Loan Bank stock, at cost	649	757
Premises and equipment, net	1,119	1,073
Other real estate owned, net	560	1,191
Prepaid expenses and other assets	674	619
Total Assets	$108,999	$102,101

Liabilities and Stockholders’ Equity
Liabilities
Deposits, interest-bearing	$88,437	$79,691
Federal Home Loan Bank advances and other borrowings	4,207	6,023
Accrued interest payable	96	107
Advances from borrowers for taxes and insurance	470	746
Accrued expenses and other liabilities	256	343
Total Liabilities	93,466	86,910

Stockholders’ Equity	15,533	15,191
Total Liabilities and Stockholders’ Equity	$108,999	$102,101

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Interest Income	$1,389	$1,421	$4,124	$4,054
Interest Expense	486	494	1,434	1,466
Net Interest Income	903	927	2,690	2,588
Provision for Loan Losses	29	29	85	86
Net Interest Income after Provision for Loan Losses	874	898	2,605	2,502
Non-Interest Income	41	89	222	236
Non-Interest Expense	727	702	2,177	1,970
Income before Income Taxes	188	285	650	768
Income Taxes	77	112	265	303
Net Income	$111	$173	$385	$465

Per Common Share Data:	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Earnings per share - basic	$0.13	$0.17	$0.44	$0.44
Average shares outstanding - basic	878,477	1,014,681	873,539	1,060,602
Earnings per share - diluted	$0.13	$0.17	$0.44	$0.44
Average shares outstanding - diluted	880,524	1,016,299	878,393	1,064,789

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Selected Operating Ratios:	(Unaudited)		(Unaudited)
Average yield on interest-earning assets	5.40%	5.88%	5.48%	5.79%
Average rate on interest-bearing liabilities	2.12%	2.35%	2.14%	2.43%
Average interest rate spread	3.28%	3.53%	3.34%	3.36%
Net interest margin	3.51%	3.84%	3.57%	3.70%
Average interest-earning assets to average interest-bearing liabilities	112.33%	115.04%	112.15%	116.16%
Efficiency ratio	77.01%	69.09%	74.76%	69.76%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	4.00%	3.35%	4.00%	3.35%
Non-performing assets as a percent of total assets	3.26%	3.62%	3.26%	3.62%
Allowance for loan losses as a percent of non-performing loans	25.20%	36.81%	25.20%	36.81%
Allowance for loan losses as a percent of total loans receivable	1.00%	1.22%	1.00%	1.22%

(1) Asset quality ratios are end of period ratios.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

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